July 2010 Pricing Sheet dated July 26, 2010 relating to Preliminary Pricing Supplement No. 437 dated June 29, 2010 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Currencies

Buffered Jump Securities due December 23, 2011
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL / Bearish USD)
PRICING TERMS – JULY 26, 2010
Issuer:	Morgan Stanley
Issue price:	$1,000 per security (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per security
Pricing date:	July 26, 2010
Original issue date:	July 29, 2010 (3 business days after the pricing date)
Maturity date:	December 23, 2011
Aggregate principal amount:	$2,633,000
Interest:	None
Payment at maturity:	•	If the currency performance is positive, which means that the Brazilian real (“real”) has strengthened relative to the U.S. dollar (“dollar”): $1,000 + upside payment;
•
If the currency performance is less than or equal to zero but greater than or equal to –10%, which means that the real has remained unchanged or weakened relative to the dollar by no more than 10%:
$1,000

•
If the currency performance is less than –10%, which means that the real has weakened relative to the dollar by more than 10%:
$1,000 x (1 + currency performance)  +  $100
Because the currency performance will be less than –10% in this scenario, this amount will be less, and potentially significantly less, than the stated principal amount of $1,000, subject to the minimum payment at maturity of $100 per security.

Upside payment:
$250 per security (25% of the stated principal amount).
Accordingly, even if the appreciation of the real relative to the dollar is greater than the fixed upside payment in percentage terms, your payment at maturity will not exceed $1,250 per security.

Buffer amount:	10%
Currency performance:	(initial exchange rate/final exchange rate) – 1
Initial exchange rate:	1.7669, which is the exchange rate on the pricing date.
Final exchange rate:	The exchange rate on the valuation date.
Exchange rate:	On any day, the rate for conversion of Brazilian real into one U.S. dollar (expressed as the number of units of the real per dollar), as determined by reference to the reference source on such day.
Reference source:	Reuters page “BRFR”
Valuation date:	December 20, 2011
CUSIP / ISIN:	617482KB9 / US617482KB94
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per security	100%	2.00%	98.00%
Total	$2,633,000	$52,660	$2,580,340
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $992.50 per security. Please see the cover page of the accompanying preliminary pricing supplement for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of 2.00% for each security they sell.  For additional information, see “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 437 dated June 29, 2010
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.